Exhibit 99.1

Dana Incorporated Appoints Olivia Nelligan to its Board of Directors

MAUMEE, Ohio, Oct. 23, 2025 – Dana Incorporated (NYSE: DAN) announced today that Olivia Nelligan has been appointed to the company’s board of directors, effective immediately.

Ms. Nelligan is executive vice president, chief financial officer, and chief strategy officer of CHS Inc., a leading global agribusiness. In this role, she oversees all finance and strategic planning activities across the organization.

“We are honored to welcome Olivia Nelligan to our Board of Directors,” said R. Bruce McDonald, Dana Chairman and CEO. “Ms. Nelligan’s career in global finance, strategic planning, and executive leadership brings a wealth of expertise to our organization and will provide valuable perspective as we execute our strategic priorities and continue to drive long-term value.”

Olivia holds a bachelor’s degree in civil law and a higher diploma in business and financial information systems from University College Cork, Ireland, as well as a Master of Business Administration from the University of Wisconsin–Madison. She is a fellow of Chartered Accountants Ireland and an associate member of the Institute of Taxation in Ireland.

About Dana Incorporated

Dana is a leader in the design and manufacture of highly efficient propulsion and energy-management solutions that power vehicles and machines in all mobility markets across the globe. The company is shaping sustainable progress through its conventional and clean-energy solutions that support nearly every vehicle manufacturer with drive and motion systems; electrodynamic technologies, including software and controls; and thermal, sealing, and digital solutions.

Based in Maumee, Ohio, USA, the company reported sales of approximately $7.7 billion in 2024 with 28,000 people in 26 countries across six continents. With a history dating to 1904, Dana was named among the “World’s Most Ethical Companies” for 2025 by Ethisphere and as one of “America’s Most Responsible Companies 2025” by Newsweek. The company is driven by a high-performance culture that focuses on valuing others, inspiring innovation, growing responsibly, and winning together, earning it global recognition as a top employer. Learn more at dana.com.

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Contact: Craig Barber

+1-419-887-5166

craig.barber@dana.com